EXHIBIT 99

News Release

Exxon Mobil Corporation
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CONTACT: ExxonMobil Media Relations
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FOR IMMEDIATE RELEASE
TUESDAY, FEBRUARY 19, 2013

Exxon Mobil Corporation Announces 2012 Reserves Replacement Totaled 115 Percent

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Reserves replacement exceeded 100 percent for 19th consecutive year

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Reserves additions of 1.8 billion oil-equivalent barrels were 115 percent of 2012 production

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Liquids replaced at a ratio of 174 percent, bringing total proved reserves base to 51 percent liquids

IRVING, Texas--(BUSINESS WIRE)--Exxon Mobil Corporation announced today it replaced 115 percent of its 2012 production by adding proved oil and gas reserves totaling 1.8 billion oil-equivalent barrels, including a 174 percent replacement ratio for crude oil and other liquids.

“ExxonMobil’s industry-leading record of long-term reserves replacement is a result of our strategic focus on quality resource capture, disciplined investment and excellence in project execution,” said Rex W. Tillerson, chairman and chief executive officer. “Replacing production with new sources of oil and gas enables ExxonMobil to develop new supplies of energy that will be critical to support future demand, economic growth and improved living standards.”

At year-end 2012, ExxonMobil's proved reserves totaled 25.2 billion oil-equivalent barrels, which was made up of 51 percent liquids and 49 percent natural gas. At year-end 2011, ExxonMobil's proved reserves base was 24.9 billion oil-equivalent barrels, made up of 49 percent liquids and 51 percent gas.

Liquid additions during 2012 totaled 1.4 billion barrels or 174 percent of production and natural gas additions totaled over 400 million oil-equivalent barrels for a 56 percent replacement ratio. Excluding the impact of asset sales, reserves additions during 2012 replaced 124 percent of production.

It was the 19th consecutive year that ExxonMobil replaced more than 100 percent of its production. The average replacement ratio over the past 10 years -- considered a better indicator of reserves performance due to the long-term nature of the industry -- was 121 percent. Liquids replacement over the period averaged 102 percent and natural gas replacement averaged 145 percent. The reserves additions made over the 10-year period comprise a diverse range of resource types and have broad geographical representation. ExxonMobil’s reserves life at current production rates is 16 years.

Reserve additions in 2012 from the liquids-rich Woodford and Bakken plays in the United States totaled almost 750 million oil equivalent barrels. Proved reserves additions in Canada, including performance revisions and the Nabiye expansion project at Cold Lake, Alberta, and the Hebron project offshore Newfoundland and Labrador, added more than 600 million oil-equivalent barrels. Other additions to proved reserves were made in Australia, Angola and Kazakhstan.

Reserves additions in 2012 reflect new developments with significant funding commitments as well as revisions and extensions of existing fields resulting from drilling, studies and analysis of reservoir performance. The annual reporting of proved reserves is the product of the corporation’s long-standing, rigorous process that ensures consistency and management accountability in all reserves bookings.

During 2012, ExxonMobil added 4 billion oil-equivalent barrels to its resource base, driven primarily by resource additions in the United States and Canada, as well as Romania, Tanzania, Nigeria, Australia and Papua New Guinea. Additions include continued success in by-the-bit exploration discoveries, undeveloped resource additions and strategic acquisitions. ExxonMobil’s by-the-bit conventional exploration success in 2012 included discoveries in Romania, Tanzania, Nigeria, Australia and Papua New Guinea. In addition, discovery and delineation of North American unconventional assets contributed to the resource base. Overall, the corporation’s resource base totaled 87 billion oil-equivalent barrels at year-end 2012, taking into account field revisions, production, and asset sales.  The resource base includes proved reserves, plus other discovered resources that are expected to be ultimately recovered.

CAUTIONARY NOTE:  Proved reserves in this release, for 2009 and later years are based on current SEC definitions, but for prior years the referenced proved reserve volumes are determined on bases that differ from SEC definitions in effect at the time. Specifically, for years prior to 2009 included in our 10-year average replacement ratio, reserves are determined using the SEC pricing basis but including oil sands and our pro-rata share of equity company reserves for all periods. Prior to 2009, oil sands and equity company reserves were not included in proved oil and gas reserves as defined by the SEC. For years prior to 2009 included in our 19 straight years of at least 100 percent replacement, reserves are determined using the price and cost assumptions we use in managing the business, not the historic prices used in SEC definitions. Reserves determined on ExxonMobil's pricing basis also include oil sands and equity company reserves for all periods.

The reserves replacement ratio is calculated for a specified period utilizing the applicable proved oil-equivalent reserves additions divided by oil-equivalent production.

The terms “resources” and “resource base” include quantities of discovered oil and gas that are not yet classified as proved reserves but that are expected to be ultimately recovered in the future. The term “resource base” is not intended to correspond to SEC definitions such as “probable” or “possible” reserves.

The term “project” as used in this release does not necessarily have the same meaning as under SEC Rule 13q-1 relating to government payment reporting. For example, a single project for purposes of the rule may encompass numerous properties, agreements, investments, developments, phases, work efforts, activities, and components, each of which we may also informally describe as a “project.”

About ExxonMobil

ExxonMobil, the largest publicly traded international oil and gas company, uses technology and innovation to help meet the world’s growing energy needs. ExxonMobil holds an industry-leading inventory of resources, is the largest refiner and marketer of petroleum products, and its chemical company is one of the largest in the world. Follow ExxonMobil on Twitter at www.twitter.com/exxonmobil.